UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                         RAVEN MOON ENTERTAINMENT, INC.
                -------------------------------------------------
               (Exact Name of Company as specified in its charter)



         Florida                     000-24727                       59-3485779
 ----------------------         -------------------                 ------------
(State of Incorporation)       (Commission File No.)               (IRS Employer
                                                                      ID Number)

                          2005 Tree Fork Lane, Ste.101
                             Longwood, Florida 32750
                     --------------------------------------
                    (Address of principal executive offices)


               2005 AMENDED AND RESTATED EQUITY COMPENSATION PLAN
                             ----------------------
                            (Full title of the Plan)


                           Joey DiFrancesco, President
                         RAVEN MOON ENTERTAINMENT, INC.
                         2005 Tree Fork Lane, Suite 101
                            Longwood, Florida 32750
                     (Name and address of agent for service)

                   Company's telephone number: (407) 774-4462

                         CALCULATION OF REGISTRATION FEE



------------------  ---------------   ----------------   -------------------   ------------------
                                         Proposed             Proposed
    Title of          Amount to be        Maximum              Maximum               Amount of
 Securities to be      Registered      Offering Price         Aggregate         Registration Fee
   Registered                           Per Share(2)      Offering Price(2)
------------------  ---------------   ----------------   -------------------   ------------------
  Common Shares     3,000,000,000(1)       $0.0002             $600,000                $90
------------------  ---------------   ----------------   -------------------   ------------------

(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover such indeterminable number of shares of common stock as may become issuable with respect to any of the registered shares pursuant to antidilution provisions in the Plan.

(2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

                                       1


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

          Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

          a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

          b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2006, and;

          c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2005, and up to and including the date of filing of this Registration Statement.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

          Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

          The authorized stock of the Company consists of 15,000,000,000 authorized shares of Common Stock, par value $.0001 per share, 11,416,323,482 shares of which were outstanding as of May 1, 2006, and 800,000,000 authorized shares of Preferred Stock, par value $.0001 par value, 558,750 shares of which were outstanding as of May 1, 2006.

          Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

          All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

          Holders of Preferred Stock are entitled to one vote for each share of Common Stock into which the number of shares of Preferred Stock held of record would be convertible on the record date. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. The shares Preferred Stock are not entitled to any dividend or distribution in preference to the Common Stock.

          Preferred Stock may be converted at any time by the holder of the shares of Series B Preferred Stock, but conversion shall occur automatically at the discretion of the Company at any time after a registration statement to register the shares of the Common Stock underlying both the shares of Preferred Stock has been declared effective by the United States Securities and Exchange Commission. Each share of Preferred Stock shall be entitled to convert into $10.00 in value of the Company's Common Stock. The value of the Common Stock for this purpose shall be determined based on the average of the closing trade price for the Company's common stock for each of the ten (10) consecutive trading days immediately prior to the date the holder or Company, as the case may be, gives notice of conversion of the shares of Preferred Stock, less a discount of twenty percent (20%).

          All shares of Preferred Stock issued and outstanding are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.


Transfer Agent, Registrar and Warrant Agent

          The Company has appointed Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

          J. Bennett Grocock, counsel to the Registrant for the purpose of this Registration Statement, owns no shares of the Registrant at this time.

ITEM 6. Indemnification of Directors and Officers.

          Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.


ITEM 7. Exemption From Registration Claimed.

          Not applicable.

ITEM 8. Exhibits.

Exhibit Number      Description
--------------      -----------

4                   Raven Moon 2005 Amended & Restated Equity Compensation Plan.

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).



ITEM 9.  Undertakings

          1. The Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 28th day of April, 2006.

                                            RAVEN MOON ENTERTAINMENT, INC.


                                            By:  /s/  Joey DiFrancesco
                                               --------------------------------
                                                      Joey DiFrancesco, CEO


          In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                                 DATE

/s/  Joey DiFrancesco             President, Director                   04/28/06
-----------------------------     (Principal Executive Officer          --------
     Joey DiFrancesco             and Principal Financial Officer)


/s/  Bernadette DiFrancesco       Vice President, Secretary             04/28/06
-----------------------------     and Director                          --------
     Bernadette DiFrancesco


/s/  Lawrence Oakley              Director                              04/28/06
-----------------------------                                           --------
     Lawrence Oakley


/s/  Janice K. Battenberg         Director                              04/28/06
-----------------------------                                           --------
     Janice K. Battenberg


/s/  Robert J. McCarthy           Director                              04/28/06
-----------------------------                                           --------
     Robert J. McCarthy

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         RAVEN MOON ENTERTAINMENT, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

4                   Raven Moon 2005 Amended & Restated Equity Compensation Plan.

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).